Exhibit 99.B(a)(39)

ING VARIABLE PRODUCTS TRUST

CERTIFICATE OF AMENDMENT OF DECLARATION OF TRUST AND REDESIGNATION OF SERIES

The undersigned, being all of the trustees of ING Variable Products Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article V, Section 5.11 and Article VIII, Section 8.3 of the Trust’s Declaration of Trust dated December 17, 1993, as amended (the “Declaration of Trust”), hereby amend the Declaration of Trust to re-designate certain existing series of the Trust as follows:

1. Three (3) existing series of the Trust are re-designated, effective May 1, 2009, as follows:

(a) The “ING VP International Value Portfolio” is re-designated the “ING International Value Portfolio.”

(b) The “ING VP MidCap Opportunities Portfolio” is re-designated the “ING MidCap Opportunities Portfolio.”

(c) The “ING VP SmallCap Opportunities Portfolio” is re-designated the “ING SmallCap Opportunities Portfolio.”

IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust and Redesignation of Series.

Dated:	November 14, 2008

/s/ Colleen D. Baldwin		/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee		J. Michael Earley, as Trustee

/s/ John V. Boyer		/s/ Patrick W. Kenny
John V. Boyer, as Trustee		Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick		/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee		Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin		/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee		Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch		/s/ Roger B. Vincent
Peter S. Drotch, as Trustee		Roger B. Vincent, as Trustee